Tango Therapeutics Reports Third Quarter 2026 Financial Results

and Provides Business Highlights

Promising Phase 1/2 data from combination study of vopimetostat plus daraxonrasib presented at 2026 ESMO Congress demonstrated 82% objective response rate (ORR) and 88% 9-month progression-free survival (PFS) rate in patients with 2L/3L pancreatic cancer; combination was generally well-tolerated at go-forward dose

Registrational Phase 3 study of vopimetostat plus daraxonrasib as front-line treatment for patients with MTAP-deleted pancreatic cancer expected to be initiated in 1H 2027

Data from vopimetostat monotherapy in non-small cell lung cancer (NSCLC) and brain-penetrant TNG456 in NSCLC, glioblastoma and other cancers and development strategy in lung cancer expected to be disclosed in January 2027

Cash position of $977.5 million as of September 30, 2026

BOSTON, November 9, 2026 (GLOBE NEWSWIRE) -- Tango Therapeutics, Inc. (NASDAQ: TNGX) a clinical-stage biotechnology company committed to delivering breakthrough targeted therapies that extend and improve the lives of patients with cancer, today reported financial results for the third quarter ended September 30, 2026, and provided business highlights.

“In 2026, Tango has made significant strides towards bringing vopimetostat to patients with pancreatic cancer,” said Malte Peters, MD, President and Chief Executive Officer of Tango. “This progress is rooted first in the data. Last month at ESMO, we shared promising data from the combination of vopimetostat plus daraxonrasib that reinforced the potential of this program to raise the bar for patients with MTAP-deleted and RAS-mutant pancreatic cancer. Based on those data, we have engaged with the FDA on our plans for a registrational study in the front-line setting and plan to initiate that study in the first half of next year. In addition, we plan to engage with regulators on the possibility of seeking accelerated approval of this combination in second line pancreatic cancer. Beyond pancreatic cancer, we look forward to sharing our strategy in lung cancer, supported by data from vopimetostat and TNG456, in January of next year. I am grateful to the dedicated Tango team for the progress we have made in 2026 thus far and look forward to advancing our mission of bringing these important therapies to patients with cancer.”

Clinical Pipeline Updates

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ESMO DATA. In October 2026, Tango reported promising updated data from vopimetostat in combination with Revolution Medicines' RAS(ON) inhibitors daraxonrasib or zoldonrasib in patients with MTAP-deleted, RAS-mutant pancreatic cancer. Data demonstrated that vopimetostat in combination with daraxonrasib achieved an 82% objective response rate (ORR) and 88% nine-month progression-free survival (PFS) rate in efficacy evaluable patients with second and third line pancreatic ductal adenocarcinoma (PDAC), and median PFS was not yet reached. Efficacy-evaluable patients are those patients who received their first dose of treatment at least 14 weeks prior to the data cutoff date of August 20, 2026. As of the data cutoff date, the combination had a generally well-tolerated safety profile at dose level one (vopimetostat 200 mg/daraxonrasib 100 mg QD).
•
PIVOTAL STUDY PLANS. Based upon the encouraging Phase 1/2 data and discussions with the US Food and Drug Administration (FDA), Tango intends to initiate a pivotal Phase 3 study of the combination of vopimetostat plus daraxonrasib in front-line MTAP-deleted pancreatic cancer. The Company anticipates that this will be a global, randomized study of vopimetostat 200 mg plus daraxonrasib 100 mg, once-daily vs. standard-of-care chemotherapy. The planned study has dual primary endpoints of ORR and PFS, with overall survival as a key secondary endpoint. The Company plans to initiate the study in the first half of 2027. In addition, Tango intends to discuss the possibility of pursuing approval of this combination in patients with second line PDAC with regulatory authorities.
•
ERASCA STUDY START. In November 2026, the Company announced that the Phase 1/2 study of oral PRMT5 inhibitor vopimetostat in combination with pan-RAS molecular glue ERAS-0015 in patients with MTAP-deleted PDAC and MTAP-deleted/RAS-mutant non-small cell lung cancer (NSCLC) has initiated enrollment.
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LEADERS IN PRMT5 INHIBITION. In October 2026, the Company announced that it plans to initiate a Phase 1/2 combination study of vopimetostat plus panRAS inhibitors in patients with MTAP-wild type pancreatic cancer in the first half of 2027. This study of approximately 25 patients will explore the Company’s hypothesis, based on a strong biological rationale and emerging clinical and preclinical data, that the synergy observed in MTAP-deleted cancers has the potential to extend to MTAP-wild type cancers.

Corporate Updates

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FOCUS ON PRMT5. In October 2026, Tango disclosed a strategic reprioritization of the Company’s research and development activities to focus on the advancement of PRMT5-targeted therapies.

Upcoming Expected Milestones

•
Disclose vopimetostat lung cancer monotherapy data in January 2027
•
Disclose TNG456 data in lung cancer, glioblastoma and other cancers in January 2027
•
Initiate a Phase 3 randomized-controlled trial of vopimetostat plus daraxonrasib in front-line MTAP-deleted pancreatic cancer in 1H 2027
•
Initiate Phase 1/2 vopimetostat plus panRAS inhibitor study in MTAP-wild type pancreatic cancer in 1H 2027

Financial Results

As of September 30, 2026, the Company held $977.5 million in cash, cash equivalents and marketable securities, which the Company expects to fund its current operating plan.

Collaboration revenue was $0 for the three months ended September 30, 2026, compared to $53.8 million for the same period in 2025, and $0 for the nine months ended September 30, 2026, compared to $62.4 million for the same period in 2025. All remaining deferred revenue from the upfront and research option-extension payments under the Gilead collaboration was recognized as collaboration revenue during the year ended December 31, 2025 as a result of the truncation of the collaboration agreement which concluded all research activities in August 2025.

Research and development expenses were $48.9 million for the three months ended September 30, 2026, compared to $30.8 million for the same period in 2025, and $119.7 million for the nine months ended September 30, 2026, compared to $100.1 million for the same period in 2025. The change was primarily due to increased spend related to the advancement of the vopimetostat and TNG456 clinical programs. This increase was partially offset by decreased spend due to the Company's portfolio prioritization efforts.

General and administrative expenses were $29.2 million for the three months ended September 30, 2026, compared to $8.9 million for the same period in 2025, and $67.0 million for the nine months ended September 30, 2026, compared to $31.7 million for the same period in 2025. The increase was primarily due to increased spend on personnel-related costs, including share-based compensation expense which included increases derived from the modification of previously issued equity awards for former executive officers.

Net loss for the three months ended September 30, 2026 was $68.4 million, or $0.39 per share (basic and diluted), compared to a net income of $15.9 million, or $0.14 per share (basic) and $0.13 per share (diluted), in the same period in 2025. Net loss for the nine months ended September 30, 2026 was $169.2 million, or $1.08 per share (basic and diluted), compared to a net loss of $62.8 million, or $0.57 per share(basic and diluted), in the same period in 2025.

About Tango Therapeutics

Tango Therapeutics is a clinical-stage biotechnology company dedicated to delivering breakthrough targeted therapies that extend and improve the lives of patients with cancer. Using an approach that focuses on genetic vulnerabilities in cancer, Tango is pursuing PRMT5-targeted therapies designed to address pancreatic and other forms of cancer while sparing healthy normal tissues. For more information, please visit www.tangotx.com.

Forward-Looking Statements

Certain statements in this press release may be considered forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief, or current expectation of Tango and members of the Tango senior management team. Forward-looking statements are not purely historical and may be accompanied by words such as “may”, “should”, “expect”, “intend”, “will”, “goal”, “estimate”, “anticipate”, “believe”, “predict”, “designed,” “potential” or “continue”, or the negatives of these terms or variations of them or similar terminology. For example, implicit or explicit statements concerning the following include or constitute forward-looking statements: Dr. Peters' statements in this press release and statements regarding: (i) the potential of the Company’s PRMT5 molecules, as both standalone treatments and in combination with RAS(ON)-inhibitors, including the Company’s belief that vopimetostat has the potential to assist in treating patients with MTAP-deleted cancers; (ii) the Company’s expectations around regulatory communications and decisions related to its product candidates and clinical trials (including combination studies); (iii) the Company’s beliefs regarding the timing of upcoming clinical milestones and data disclosures, including its plans to (a) disclose clinical data in lung cancer from vopimetostat monotherapy in January 2027, (b) disclose Phase 1/2 data from the TNG456 clinical trial in January 2027, (c) initiate a Phase 3 randomized-controlled trial of vopimetostat and daraxonrasib in front-line MTAP-deleted pancreatic cancer in the first half of 2027, and (d) initiate a Phase 1/2 vopimetostat and panRAS inhibitor combination study in MTAP-wild type pancreatic cancer in the first half of 2027; (iv) the Company’s development strategy in PRMT5-targeted therapies, including the ability of the Company’s preclinical studies and vopimetostat clinical trials to inform a potential registrational trial in pancreatic cancer and the exploration of a vopimetostat RAS combination in MTAP wild-type tumors; (v) the Company’s plans, study design, doses, endpoints, and timing for combination trials, including the planned Phase 3 clinical trial evaluating vopimetostat with daraxonrasib in front-line MTAP-deleted pancreatic cancer; (vi) the Company’s expectations regarding its ability to secure sufficient clinical supply of daraxonrasib for its planned Phase 3 clinical trial evaluating vopimetostat with daraxonrasib; and (vii) expectations regarding the anticipated benefits of the Company’s molecules, development candidates, and product candidates. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by Tango and its management, are inherently uncertain. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: the benefits of product candidates, as single agents and/or in combination seen in preclinical tests and analyses and current and future clinical trials may not be evident or may differ materially when tested in later preclinical studies or in clinical trials or when used in broader patient populations (if approved for commercial sale); Tango's effectiveness in managing current and future clinical trials, including maintaining anticipated timelines and reporting clinical trial results in the anticipated timeframe (or at all); the Company's reliance on third parties for conducting clinical trials and supplying and producing drug substance and drug product; expectations regarding the benefits and success of current or future collaborations and combination clinical trials and the Company's ability to enter into additional collaboration and supply agreements and to acquire, license, or otherwise obtain rights to additional products, product candidates, or molecules; Tango’s pipeline products may not be safe and/or effective in humans; the Company's ability to raise capital in the future and the potential delay, scale back or discontinuation of some of the Company's development programs or future commercialization efforts if such funding is not available on acceptable terms (or at all); the Company’s product candidates may cause adverse or other undesirable side effects (or may not show requisite efficacy) that could, among other things, delay or prevent regulatory approval; government regulation, including inadequate funding for or disruptions at the FDA or other government agencies, may adversely affect the Company's business. Additional information concerning risks, uncertainties and assumptions can be found in Tango’s filings with the Securities and Exchange Commission (SEC), including the risk factors referenced in Tango’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as well as other filings the Company makes with the SEC from time to time. You should not place undue reliance on forward-looking statements in this press release, which speak only as of the date they are made and are qualified in their entirety by reference to the cautionary statements herein. Tango specifically disclaims any duty to update these forward-looking statements.

Investors:

Elizabeth Hickin
ehickin@tangotx.com

Media:

1AB media

Amanda Lazaro
amanda@1abmedia.com

Unaudited Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Collaboration revenue	$—	$53,811	$—	$62,384
Operating expenses:
Research and development	48,929	30,815	119,663	100,064
General and administrative	29,187	8,924	67,008	31,745
Total operating expenses	78,116	39,739	186,671	131,809
Loss from operations	(78,116)	14,072	(186,671)	(69,425)
Other income, net	9,722	1,802	17,424	6,639
Loss before income taxes	(68,394)	15,874	(169,247)	(62,786)
Provision for income taxes	—	10	(2)	(59)
Net loss	$(68,394)	$15,884	$(169,249)	$(62,845)

Net loss per common share – basic and diluted	$(0.39)	$0.14	$(1.08)	$(0.57)
Weighted average number of common shares outstanding – basic and diluted	173,930,255	110,966,345	157,176,327	110,761,673

Unaudited Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$86,835	$112,279
Marketable securities	890,668	230,859
Restricted cash	—	428
Prepaid expenses and other current assets	15,162	10,190
Total current assets	992,665	353,756
Property and equipment, net	5,750	6,868
Operating lease right-of-use assets	32,660	35,624
Restricted cash, net of current portion	2,139	2,139
Other assets	246	303
Total assets	$1,033,460	$398,690
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,650	$1,182
Accrued expenses and other current liabilities	20,458	17,759
Operating lease liabilities	3,056	2,738
Total current liabilities	25,164	21,679
Operating lease liabilities, net of current portion	28,123	30,832
Total liabilities	53,287	52,511
Total stockholders’ equity	980,173	346,179
Total liabilities and stockholders’ equity	$1,033,460	$398,690